Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SORL Auto Parts, Inc.

No. 1169 Yumeng Road

Ruian Economic Development Zone

Ruian City, Zhejiang Province

People’s Republic of China

We consent to the incorporation by reference in the registration statement on Form S-8 dated October 19, 2005, of our report dated April 1, 2004 relating to the audit of the consolidated financial statements of Ruili Group Corporation China (now known as SORL Auto Parts, Inc.) for the year ended December 31, 2003, included in the 2005 Amended Annual Report (Form 10-K amendment #3). as filed with the Securities and Exchange Commission.

/s/ Clancy and Co., P.L.L.C.

Scottsdale, AZ

August 21, 2006